Exhibit 8.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com
May 24, 2018

Ally Wholesale Enterprises LLC

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

Re:	Ally Master Owner Trust, Series 2018-2

Registration Statement on Form SF-3 (No. 333-206413)

Ladies and Gentlemen:

We have acted as special tax counsel to Ally Bank, Ally Wholesale Enterprises LLC (the “Depositor”) and Ally Financial Inc. (“Ally Financial”) in connection with the above-captioned registration statement (the “Registration Statement”) and the offering of the Class A Asset Backed Notes (the “Offered Notes”) and the issuance of the Class B Asset Backed Notes, the Class C Asset Backed Notes, the Class D Asset Backed Notes and the Class E Equity Asset Backed Notes (together with the Offered Notes, the “Notes”) described in the final prospectus dated May 22, 2018 (the “Prospectus”), which has been filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). As described in the Prospectus, the Notes will be issued by Ally Master Owner Trust (the “Issuing Entity”), a trust formed by the Depositor pursuant to that certain trust agreement, dated as of February 12, 2010 (as amended, restated or otherwise modified, the “Trust Agreement”), among the Depositor, U.S. Bank Trust National Association (as successor to HSBC Bank USA, National Association), as owner trustee, and U.S. Bank Trust National Association (as successor to HSBC Trust Company (Delaware), National Association), as Delaware trustee. The Notes will be issued on or about May 30, 2018 pursuant to an indenture supplement (the “Indenture Supplement”) to an Indenture, dated as of February 12, 2010 (the “Base Indenture” and, together with the Indenture Supplement, the “Indenture”), each between the Issuing Entity and Wells Fargo Bank, National Association, as indenture trustee (the “Indenture Trustee”).

In that connection, we generally are familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of the Offered Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement, the Prospectus, the Trust Agreement, the Base Indenture and the forms of the Indenture Supplement and other documents prepared in connection with the issuance of the Offered Notes (collectively, the “Operative Documents”).

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in North America,

Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

MAYER BROWN LLP

Ally Wholesale Enterprises LLC

May 24, 2018

The opinion set forth herein is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we are of the opinion that the statements, to the extent that they constitute matters of law or legal conclusions with respect thereto relating to United States federal income tax matters, set forth in the Prospectus under the headings “Summary—Tax Status” and “Material Federal Income Tax Consequences”, which statements have been prepared by us, are correct in all material respects, and, to the extent such statements expressly state our opinions or state that our opinion has been or will be provided as to the Offered Notes, we hereby confirm and adopt the opinions set forth therein.

MAYER BROWN LLP

Ally Wholesale Enterprises LLC

May 24, 2018

We know that we are referred to under the captions referred to above included in the Prospectus, and we hereby consent to the use of our name therein and to use of this opinion for filing of this opinion as Exhibit 8.1 to a Form 8-K filed in connection therewith, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Respectfully submitted,

/s/ Mayer Brown LLP

MAYER BROWN LLP